Exhibit 10.1


                       LOAN AMENDMENT AND PROMISSORY NOTE

FOR VALUE RECEIVED AND IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, Profile Technologies, Inc. (Company), a Delaware corporation and Murphy Evans (Lender), an individual, 204 E. Railroad ST., Laurinburg, NC, agree as follows:

(1) Scope. From and after January 1, 2003, all past and future loans requested by Company and made by Lender to the Company shall be subject to the terms of this Amendment and Note.
(2) Interest. Interest on the principal sum of all past and future advances made by Lender shall accrue at a rate of five percent (5%) per annum. Accrued interest shall be paid on June 30 and December 31 of each year.
(3) Final Maturity Date and Repayment Date. Unless sooner paid, the outstanding principal balance of all loans plus all accrued and unpaid interest shall be due and payable on December 31, 2003; provided, however, that Lender shall have the option to convert all or part of such amounts owed into any debt or equity offering being made from time to time by Company. As of March 6, 2003, the principal amount that Lender has loaned to Company is $324,150.
(4) Early Repayment. Company may repay all or part of the principal amounts due at any time without penalty of any kind.
(5) Superceded Agreements. This Amendment and Loan agreement supercedes the interest and payment terms of that certain agreement between the parties dated May 9, 2002, and the terms of all other advances, both written and verbal, previously made by Lender to the Company.
(6) Governing Law. This Amendment and Note agreement shall be governed by the laws of the state of North Carolina.

     In Witness Whereof, the parties have caused this agreement to be executed effective as of March 6, 2003.


     BY: ______________________              BY: ________________________
     Henry Gemino                            Murphy Evans
     Chief Executive Officer
     Profile Technologies, Inc.